SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 4)



                                SUN BANCORP, INC.
                  ---------------------------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
                          ----------------------------
                                 (CUSIP Number)



                               December 31, 2002
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                13G            Page 2 of 14 Pages
--------------------------------------------------------------------------------

         1            NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Bernard A. Brown

--------------------------------------------------------------------------------
         2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                      N/A                                                (b) [ ]

--------------------------------------------------------------------------------
         3            SEC USE ONLY

--------------------------------------------------------------------------------
         4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States

--------------------------------------------------------------------------------

                           5         SOLE VOTING POWER
    NUMBER OF
                                        493,794 Shares
     SHARES

   BENEFICIALLY            6         SHARED VOTING POWER

     OWNED BY                           2,149,073 Shares

       EACH                7         SOLE DISPOSITIVE POWER

     REPORTING                          1,711,111 Shares

    PERSON WITH            8         SHARED DISPOSITIVE POWER

                                        2,149,073 Shares

--------------------------------------------------------------------------------
         9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                      REPORTING PERSON

                                        3,860,184 Shares

--------------------------------------------------------------------------------
        10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES                                        [ ]

                      N/A

--------------------------------------------------------------------------------
        11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        30.9%

--------------------------------------------------------------------------------
        12            TYPE OF REPORTING PERSON

                      IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                13G            Page 3 of 14 Pages
--------------------------------------------------------------------------------


         1            NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Shirley G. Brown

--------------------------------------------------------------------------------
         2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                                         (b) [ ]
                      N/A

--------------------------------------------------------------------------------
         3            SEC USE ONLY

--------------------------------------------------------------------------------
         4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States

--------------------------------------------------------------------------------

                           5         SOLE VOTING POWER
    NUMBER OF
                                        --
     SHARES

   BENEFICIALLY            6         SHARED VOTING POWER

     OWNED BY                           622,744 Shares

       EACH                7         SOLE DISPOSITIVE POWER

     REPORTING                          --

    PERSON WITH            8         SHARED DISPOSITIVE POWER

                                        622,744 Shares

--------------------------------------------------------------------------------
         9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        622,744 Shares

--------------------------------------------------------------------------------
        10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES                                       [ ]

                      N/A

--------------------------------------------------------------------------------
        11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        5.5%

--------------------------------------------------------------------------------
        12            TYPE OF REPORTING PERSON

                      IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                13G            Page 4 of 14 Pages
--------------------------------------------------------------------------------


         1            NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                                    # 21-0608702
                      Vineland Construction Company

--------------------------------------------------------------------------------
         2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                                         (b) [ ]
                      N/A

--------------------------------------------------------------------------------
         3            SEC USE ONLY

--------------------------------------------------------------------------------
         4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey

--------------------------------------------------------------------------------

                           5         SOLE VOTING POWER
    NUMBER OF
                                        1,333,890 Shares
     SHARES

   BENEFICIALLY            6         SHARED VOTING POWER

     OWNED BY                           --

       EACH                7         SOLE DISPOSITIVE POWER

     REPORTING                          1,333,890 Shares

    PERSON WITH            8         SHARED DISPOSITIVE POWER

                                        --

--------------------------------------------------------------------------------
         9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        1,333,890 Shares

--------------------------------------------------------------------------------
        10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES                                       [ ]

                      N/A

--------------------------------------------------------------------------------
        11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        11.8%

--------------------------------------------------------------------------------
        12            TYPE OF REPORTING PERSON

                      CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                13G            Page 5 of 14 Pages
--------------------------------------------------------------------------------


         1            NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                                    # 22-6083927
                      THE BROWN FOUNDAITON

--------------------------------------------------------------------------------
         2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                                         (b) [ ]
                      N/A

--------------------------------------------------------------------------------
         3            SEC USE ONLY

--------------------------------------------------------------------------------
         4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey

--------------------------------------------------------------------------------

                           5         SOLE VOTING POWER
    NUMBER OF
                                        192,384 Shares
     SHARES

   BENEFICIALLY            6         SHARED VOTING POWER

     OWNED BY                           --

       EACH                7         SOLE DISPOSITIVE POWER

     REPORTING                          192,384 Shares

    PERSON WITH            8         SHARED DISPOSITIVE POWER

                                        --

--------------------------------------------------------------------------------
         9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        192,384 Shares

--------------------------------------------------------------------------------
        10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES                                       [ ]

                      N/A

--------------------------------------------------------------------------------
        11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        1.7%

--------------------------------------------------------------------------------
        12            TYPE OF REPORTING PERSON

                      OO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                13G            Page 6 of 14 Pages
--------------------------------------------------------------------------------


         1            NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                                      #090241339
                      The 2001 Grantor Retained Annuity Trust

--------------------------------------------------------------------------------
         2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                                         (b) [ ]
                      N/A

--------------------------------------------------------------------------------
         3            SEC USE ONLY

--------------------------------------------------------------------------------
         4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey

--------------------------------------------------------------------------------

                           5         SOLE VOTING POWER
    NUMBER OF
                                        200,837 Shares
     SHARES

   BENEFICIALLY            6         SHARED VOTING POWER

     OWNED BY                           --

       EACH                7         SOLE DISPOSITIVE POWER

     REPORTING                          200,837 Shares

    PERSON WITH            8         SHARED DISPOSITIVE POWER

                                        --

--------------------------------------------------------------------------------
         9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        200,837 Shares

--------------------------------------------------------------------------------
        10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES                                       [ ]

                      N/A

--------------------------------------------------------------------------------
        11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        1.8%

--------------------------------------------------------------------------------
        12            TYPE OF REPORTING PERSON

                      OO

--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:
--------------------------

         Sun Bancorp, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

         226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a). Name of Person Filing:
---------------------------------

         Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager. The 2001 Grantor
Retained Annuity Trust was organized by Bernard A. Brown under the name of Shirley Brown.

Item 2(b). Address of Principal Business Office or, if None, Residence:
----------------------------------------------------------------------

         71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c).  Citizenship:
------------------------

         Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey. The 2001 Grantor Retained Annuity Trust was organized by Bernard A. Brown under the laws of the State of New Jersey.

Item 2(d).  Title of Class of Securities:
-----------------------------------------

         Common Stock, $1.00 par value per share.

Item 2(e).  CUSIP Number:
-------------------------

         86663B 10 2

Item 3.
-------

         Not Applicable.

Item 4.  Ownership:
-------------------

         The following information relates to the reporting persons' ownership as of December 31, 2002.

         (a)      Amount beneficially owned:

                  Mr. Brown
                  ---------
                  3,860,184 shares *

                  Mrs. Brown
                  ----------
                  622,744 shares **

                  Vineland Construction Company
                  -----------------------------
                  1,333,890 shares

                  The Brown Foundation
                  --------------------
                  192,384 shares

                  The 2001 Grantor Retained Annuity Trust
                  ---------------------------------------
                  200,837 shares

         (b)      Percent of Class:

                  Mr. Brown
                  ---------
                  30.9%

                  Mrs. Brown
                  ----------
                  5.5%

                  Vineland Construction Company
                  -----------------------------
                  11.8%

                  The Brown Foundation
                  --------------------
                  1.7%

                  The 2001 Grantor Retained Annuity Trust
                  ---------------------------------------
                  1.8%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           493,794 shares

                           Mrs. Brown
                           ----------
                           --

                           Vineland Construction Company
                           -----------------------------
                           1,333,890 shares

                           The Brown Foundation
                           --------------------
                           192,384 shares

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           200,837 shares

                  (ii)     Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,149,073 shares *

                           Mrs. Brown
                           ----------
                           622,744 shares **

                           Vineland Construction Company
                           -----------------------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           --

                  (iii)    Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,711,111 shares***

                           Mrs. Brown
                           ----------
                           --

                           Vineland Construction Company
                           -----------------------------
                           1,333,890 shares

                           The Brown Foundation
                           --------------------
                           192,384 shares

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           200,837 shares

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,149,073 shares *

                           Mrs. Brown
                           ----------
                           622,744 shares **

                           Vineland Construction Company
                           -----------------------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           --


--------------------------
* Includes shares held by Shirley G. Brown, Vineland Construction Company, the Brown Foundation, the 2001 Grantor Retained Annuity Trust and shares held in Mr. Brown's 401(k).
**   Includes shares held by The 2001 Grantor Retained Annuity Trust.
*** Includes 1,217,317 shares underlying options which are exercisable within 60 days of December 31, 2002.


Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------
         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
         Person:
-------------------------------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
---------------------------------------

         Not Applicable.

Item 10.  Certification:
-----------------------

         Not Applicable.

Exhibits
--------
99.1     Joint Filing Agreement*


         * Incorporated by reference to the identically  numbered exhibit to the
           Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.




Date: February 28, 2003               /s/Bernard A. Brown
                                      ----------------------------------------
                                      Bernard A. Brown